Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 28, 2023 (except for Note 17, as to which the date is February 25, 2025) with respect to the consolidated financial statements of Lucid Group, Inc. as of and for the year ended December 31, 2022, included in the Annual Report on Form 10-K for the year ended December 31, 2024, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP

San Francisco, California
June 6, 2025